UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2008

CyberOptics Corporation

(Exact name of registrant as specified in its charter)

Minnesota	(0-16577)	41-1472057
(State or other jurisdiction of incorporation or organization)	Commission File No.	(I.R.S. Employer Identification No.)

5900 Golden Hills Drive Minneapolis, Minnesota		55416
(Address of principal executive offices)		(Zip Code)

(763) 542-5000

(Registrant’s telephone number, including area code)

_________________________________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On June 23, 2008, CyberOptics Corporation issued a press release announcing its intention to repurchase up to $15,000,000 worth of the common stock of the Company in a modified “Dutch auction” tender offer. CyberOptics currently expects to commence the tender offer within two weeks of the date of this Current Report on Form 8-K.

We have suspended our stock repurchase program under which we were seeking the purchase of 1,000,000 shares of our common stock during a one year period commencing on February 18, 2008 through a 10b5-1 plan.

A copy of the press release is being filed as Exhibit 99.1 to this Form 8-K and it is incorporated by reference in its entirety.

Additional Information and Where to Find It

This communication is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to sell shares of the common stock of CyberOptics. The solicitation of offers to buy shares of the common stock will only be made pursuant to the offer to purchase, to be issued in connection with the launch of the tender offer (as may be amended or supplemented), the related letter of transmittal, and other related documents that CyberOptics intends to send to its stockholders. The tender offer materials will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be distributed by CyberOptics to its stockholders at no expense to them. All of those materials (and all other documents the Company files with the Securities and Exchange Commission (the “SEC”)) will also be available at no charge on the SEC’s Website at www.sec.gov and from the information agent.

Item 9.01.	Exhibits

99.1  Press release Dated June 23, 2008

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYBEROPTICS CORPORATION
By	/s/ JEFFREY A. BERTELSEN
Jeffrey A. Bertelsen, Chief Financial Officer

Dated: June 23, 2008